Exhibit (21)

WACHOVIA PREFERRED FUNDING CORP.

LIST OF SUBSIDIARIES AS OF DECEMBER 31, 2005

WACHOVIA PREFERRED REALTY, LLC

WACHOVIA REAL ESTATE INVESTMENT CORP.